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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 PMR CORPORATION



         PMR CORPORATION, a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

         1. The name of the corporation is PMR Corporation (the "Corporation").

         2. The date of the filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was January 8, 1988 under the name Zaron Capital, Inc.

         3. The Certificate of Incorporation of this Corporation is hereby amended and restated to read as follows:

                                   ARTICLE I.

         The name of this Corporation is PMR CORPORATION.

                                  ARTICLE II.

         The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                                  ARTICLE III.

         The name of the registered agent in Delaware at such address is The Corporation Trust Company.

                                  ARTICLE IV.

         The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


                                       1.

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                                   ARTICLE V.

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the Corporation is authorized to issue is twenty million (20,000,000) shares, of which nineteen million (19,000,000) shares shall be Common Stock, each having a par value of one cent ($.01) per share and one million (1,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01) per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                  ARTICLE VI.

         All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws by the Board of Directors; provided, however, that Bylaws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the Bylaws.

                                  ARTICLE VII.

         A. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after

                                       2.


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approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extend permitted by Delaware General Corporation Law, as so amended.

         B. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                 ARTICLE VIII.

         The Corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any such expense, liability or loss, to the fullest extent permitted by the Delaware General Corporation Law.

                                  ARTICLE IX.

         Amendments to the Certificate of Incorporation of the Corporation shall require the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the Certificate of Incorporation. Notwithstanding the foregoing, in the event that a resolution to amend the Certificate of Incorporation of the Corporation is adopted by the affirmative vote of at least eighty percent (80%) of the Board of Directors, approval of the amendment shall only require the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally on such amendment, voting together as a single class.

                                   ARTICLE X.

         A. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be fixed from time to

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time by affirmative vote of a majority of the Directors then in office. The
Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation after 1996, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of directors need not be by written ballot unless so provided in the Bylaws of the Corporation.

         B. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent director.

         C. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

         D. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the consent of the Board of Directors shall be required to alter, amend, or adopt any provisions inconsistent with or repeal this Article X.

                                      * * *


                                       4.

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                  4. This Amended and Restated Certificate of Incorporation has
been duly adopted by the Board of Directors of this Corporation.

                  5. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the board of directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was 6,925,819 shares of Common Stock. A majority of the outstanding shares of Common Stock approved this Amended and Restated Certificate of Incorporation by written consent in accordance with
Section 228 of the Delaware General Corporation Law and written notice of such was given by the Corporation in accordance with said Section 228.


                                       5.
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         IN WITNESS WHEREOF, said PMR Corporation has caused this Certificate to be signed by its Chief Executive Officer, Allen Tepper, and attested to by its Secretary, Susan D. Erskine, this 6th day of March, 1998.


                                               /s/ Allen Tepper
                                               --------------------------------
                                               Allen Tepper
                                               Chief Executive Officer

Attest:



/s/ Susan Erskine
--------------------------
Susan D. Erskine
Secretary




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